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EXHIBIT 99.2

Slide Package

Slide 1 - Title

First Charter Corporation
April 18, 2001

Slide 2 - Forward-looking Statement

Forward-looking Statement
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Slide 3 - Outline

-First Quarter 2001 Results
-Remainder of 2001
--Initiatives
--Earnings Guidance
-Questions and Answers

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Slide 4 - Summary of Results

First Quarter 2001 Results

Slide 5 - Operating Results

Earnings per Share        Change in
2001       2000       Dollars    Percentage
$0.28      $0.27      $0.01      4%

Slide 6 - Loan Portfolio Growth
 (Adjusted for $167 million securitization)

[Graph of Loan Portfolio Growth]
Loans decreased $4 million over fourth quarter of 2000
Loans increased $101 over first quarter of 2000

Slide 7 - Investment Portfolio Growth

[Graph of Investment Portfolio Growth]
Investments increased $435 million over fourth quarter of 2000
Investments increased $400 million over first quarter of 2000

Slide 8 - Deposit Growth

[Graph of Deposit Growth]
Deposits increased $14 million over fourth quarter of 2000
Deposits increased $156 million over first quarter of 2000

Slide 9 - Management of Asset Quality

-Non Performing Assets Increased
-Net Charge Offs Decreased
-Allowance for Loan Losses Increased

Slide 10 - Management of Asset Quality

                                          March 31          December 31
                                          2001              2000
Nonperforming Assets (NPA)                $30,951           $29,576
Non Accrual Loans to Total Loans          1.43%             1.23%
NPA to Total Assets                       0.99%             1.01%
Allowance For Loan Losses                 1.41%             1.32%
Annualized Net Charge-offs                0.15%             0.28%

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Slide 11 - Net Interest Margin

March 31 2001 3.90% vs December 31 2000 4.17%


Slide 12 - Enhanced Non Interest Income

Increased 8%
-Service Charge Re-pricing Opportunities
-Mortgage Fee Income
-Emphasis on Non Traditional Products
--Insurance
--Brokerage
--Asset Management

Slide 13 - Non Interest Expense

Increased 3%
-Financial Center Acquisitions
-First Charter Center

Slide 14 - Initiatives and Expectations

Initiatives and Expectations

Slide 15 - Key Initiatives

Continued Non Interest Income Growth
-Maintain a Competitive Fee Structure
-Enhanced Client Services
--Expand Brokerage Services
--Provide Additional Insurance Products and Services
--New Formed Wealth Management Division

Slide 16 - Balance Sheet Growth

[Balance Sheet Growth Graph]
Loans reach approximately $2.05 billion by year-end 2001 an increase between 4% and 6%
Deposits reach approximately $2.15 billion by year-end 2001 an increase between 6% and 8%

Slide 17 - Margin Range

2001
3.75% to 3.90%

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Slide 18 - Improved Operating Results

Earnings per Share

[Earnings per Share Graph]
2000 EPS of $1.16
2001 EPS growth of 3% - 6% or $1.20 to $1.23

Slide 19 - Summary

-Improve Operating Results
-Continue Balance Sheet Growth
-Active Margin Management
-Focus on Asset Quality
-Non Interest Income & Non Interest Expense Initiatives

Slide 20 - Logo

Expect More From Us.
[First Charter Logo]